Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated March 12, 2012 (this “Agreement”), between Exelon Corporation, a Pennsylvania corporation (“Exelon”) and its direct wholly-owned subsidiary, Constellation Energy Group, Inc., a Maryland corporation (“CEG”).

W I T N E S S E T H:

WHEREAS, Exelon is a business corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania;

WHEREAS, CEG is a corporation duly organized and existing under the laws of the State of Maryland;

WHEREAS, the Board of Directors of Exelon has adopted this Agreement and approved the merger of CEG with and into Exelon upon the terms and subject to the conditions set forth herein (the “Merger”) in accordance with the applicable provisions of the Pennsylvania Business Corporation Law (the “PBCL”);

WHEREAS, the Board of Directors of CEG has adopted this Agreement and approved the Merger in accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”);

WHEREAS, in connection with and simultaneously as part of the Merger, upon the terms and subject to the conditions set forth in that certain Distribution and Assignment Agreement (the “Distribution Agreement”), dated as of the date hereof, among Exelon, CEG and RF HoldCo LLC, a Delaware limited liability company and subsidiary of CEG (“RF HoldCo”), CEG shall distribute, assign, transfer and convey all of CEG’s right, title and interest in and to 100% of the Class A membership interests (the “Class A Membership Interests”) in RF HoldCo to Exelon, and Exelon shall accept and acquire all of CEG’s right, title and interest in and to the Class A Membership Interests (the “Distribution”);

WHEREAS, the acquisition of CEG by Exelon pursuant to the Agreement and Plan of Merger, dated April 28, 2011, by and among Exelon, CEG and Bolt Acquisition Corp., a Maryland corporation and a direct wholly-owned subsidiary of Exelon (the “Acquisition”), the Merger and the Distribution are all steps in an integrated plan; and

WHEREAS, for federal income tax purposes, it is intended that the Acquisition, the Merger and the Distribution qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a plan of reorganization.

NOW, THEREFORE, in consideration for the mutual agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Merger. Upon the terms and subject to the conditions hereof, and in accordance with the applicable provisions of the PBCL and the MGCL, CEG shall be merged with and into

Exelon at the Effective Time (as defined below). Exelon shall be the surviving entity of the Merger (the “Surviving Company”) and the separate existence of CEG shall cease. The Surviving Company shall continue its existence as a business corporation under the laws of the Commonwealth of Pennsylvania.

2. Effective Time. In order to effectuate the Merger, Exelon and CEG shall (a) file articles of merger with the Department of State of the Commonwealth of Pennsylvania, in such form as required by, and executed in accordance with, the PBCL and (b) file articles of merger with the State Department of Assessments and Taxation of the State of Maryland, in such form as required by, and executed in accordance with, the MGCL. The Merger shall become effective on such date and at such time as shall be specified in the articles of merger or as otherwise provided by the PBCL or the MGCL (the “Effective Time”).

3. Distribution. In connection with and as part of the Merger, Exelon and CEG shall effect the Distribution concurrently with the Merger upon the terms and subject to the conditions set forth in this Agreement and the Distribution Agreement.

4. Effect of Merger. The Merger shall have the effects specified in the PBCL, the MGCL and this Agreement. At the Effective Time, all of the rights, privileges and powers of Exelon and CEG, and all property, real, personal and mixed, and all debts due to Exelon and CEG, as well as all other things and causes of action belonging to Exelon and CEG shall be vested in the Surviving Company, and shall thereafter be the property of the Surviving Company. All of the debts, liabilities and duties of Exelon and CEG shall thenceforth attach to the Surviving Company, and may be enforced against the Surviving Company to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Company.

5. Governing Documents. At the Effective Time, the Amended and Restated Articles of Incorporation of Exelon, as in effect immediately prior to the Effective Time, shall be the Amended and Restated Articles of Incorporation of the Surviving Company and shall continue in effect until thereafter amended in accordance with its terms and the PBCL. At the Effective Time, the Amended and Restated Bylaws of Exelon, as in effect immediately prior to the Effective Time, shall be the Amended and Restated Bylaws of the Surviving Company and shall continue in effect until thereafter amended in accordance with its terms and the PBCL.

6. Officers and Directors. The officers and directors of Exelon immediately prior to the Effective Time shall be the officer and directors of the Surviving Company from and after the Effective Time until their respective successors are elected.

7. Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of CEG issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist. All issued and outstanding shares of common stock, without par value, of Exelon shall not be affected in any manner by the Merger.

8. Further Assurances. From time to time, as and when required by the Surviving Company or by its successors or assigns, there shall be executed and delivered on behalf of CEG such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Company the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CEG, and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Company are fully authorized on behalf of CEG or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

9. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10. Amendment; Waiver. The parties may amend, modify or supplement this Agreement to the fullest extent permitted by the PBCL or the MGCL at any time prior to the filing of any certificate or other document relating to the Merger in such manner as may be agreed upon by them in writing.

11. Termination. This Agreement may be terminated at any time prior to the Effective Time by either party.

12. Miscellaneous.

(a) For Federal income tax purposes, it is intended that the Acquisition, the Merger and the Distribution qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and this Agreement will be, and hereby is, adopted as a plan of reorganization.

(b) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(c) Except to the extent required under the MGCL, this Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating hereto, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania (excluding the choice of law rules thereof).

(d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, with effect as of the date first written above.

EXELON CORPORATION
a Pennsylvania corporation

By:	/s/ Christopher M. Crane
Name:	Christopher M. Crane
Its:	President

CONSTELLATION ENERGY GROUP, INC. a Maryland corporation

By:	/s/ Christopher M. Crane
Name:	Christopher M. Crane
Its:	President